EXHIBIT 10-38

NIAGARA MOHAWK

EXCESS BENEFIT PLAN

Amended and Restated as of January 1, 2000

NIAGARA MOHAWK

EXCESS BENEFIT PLAN

PREAMBLE

The principal objective of this Excess Benefit Plan (previously titled the Niagara Mohawk Power Corporation Excess Benefit Plan) is to ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives. Eligibility for participation in the Plan shall be limited to officer-employees and to such other executive employees of the Company who are specifically designated by the Committee to participate herein. This Plan was adopted effective January 1, 1991, and will be effective as to each Participant in the first year in which the Participant does not receive a full allocation of Company contributions under the Savings Plan as a result of the application of Code Section 401(a)(17) and/or Code Section 415, and each year thereafter.

The Plan has been amended a number of times since January 1, 1991. This document constitutes an amendment and restatement of the Plan effective as of January 1, 2000.

SECTION I

Definitions

1.1     “Account” means the separate bookkeeping account established by the Company to record the Excess Plan
          Benefit of each Participant.

1.2    “Code” means the Internal Revenue Code of 1986, as amended.

1.3	“Committee” means the Compensation and Succession Committee of the Board of Directors of Niagara Mohawk Holdings, Inc. which has been given authority to administer this Plan. In no event shall a member of the Committee be entitled to vote or otherwise act with respect to Plan benefits for such member.

1.4	“Company” Niagara Mohawk Holdings, Inc., Niagara Mohawk Power Corporation, any subsidiary of Niagara Mohawk Holdings, Inc. that participates in the Savings Plan, and any other separate employer that participates in this Plan with the consent of Niagara Mohawk Holdings, Inc. (each of these employers, as well as any other separate employer that participates in this Plan with the consent of Niagara Mohawk Holdings, Inc., shall hereinafter be referred to as a “Participating Employer”). Notwithstanding the foregoing, the term “Company” means Niagara Mohawk Holdings, Inc. for purposes of the administration of the Plan. The term “Company” is being used solely for convenience to make the Plan easier to read, and does not alter the fact that a Participant is employed by the separate Participating Employer from which the Participant regularly receives his paycheck. With respect to any Participant, the term “Company” means such separate Participating Employer.

1.5    “Company Contributions” has the definition given to such term under the Savings Plan.

1.6	“Excess Plan Benefit” means the sum of the annual amounts of Company Contributions which the Participant did not have allocated to his account under the Savings Plan as a result of (i) the application of Code Section 401(a)(17) and /or Code Section 415 to the Savings Plan, and (ii) the Participant’s deferral of compensation pursuant to the Niagara Mohawk Deferred Compensation Plan, together with earnings (or losses) on amounts described in (i) and (ii), determined as if such amounts had been invested in the common stock of the Company from the date on which the Participant would have received an allocation of Company Contributions under the Savings Plan, but for the application of Code Section 401(a)(17) and /or Code Section 415 to the Savings Plan, and the Participant’s deferral of compensation pursuant to the Niagara Mohawk Deferred Compensation Plan.

1.7     “Normal Retirement Date” means the first day of the month following the month in which the Participant reaches age 65.

1.8	“Participant” means (i) each officer of Niagara Mohawk Holdings, Inc. who also is an employee of the Company, (ii) each officer of Niagara Mohawk Power Corporation who also is an employee of the Company, and (ii) each other executive employee of the Company specifically designated by the Committee to participate in the Plan.

1.9    “Plan” means the Niagara Mohawk Excess Benefit Plan, as may be amended from time to time.

1.10   “Savings Plan” means the Employee Savings Fund Plan for Non-Represented Employees of Niagara Mohawk,
          as may be amended from time to time.

1.11	The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

SECTION II

Amount, Form and Payment of Benefits

2.1	The benefit payable under the Plan will equal the value of the Participant’s Account on the date that such benefit is payable measurable from the date outlined in Section 1.6 until retirement, termination of employment, Total Disability or death (see Section 2.2).

2.2	The value of a Participant’s Account shall be paid to the Participant (or his beneficiary) in a single sum as soon as is practicable after such Participant’s retirement, termination of employment, Total Disability or death. For purposes of Section 2.1 and Section 2.2, “Total Disability” has the meaning given such term in the Savings Plan.

2.3	Each Participant may name a beneficiary in writing on a form provided by the Committee and delivered to the Committee. Such designation may include more than one person and one or more secondary or contingent beneficiaries. The Participant may elect to change or revoke his designated or deemed or contingent beneficiary at any time. The affirmative designation of any beneficiary and any elected change or revocation thereof by the Participant shall be made on forms provided by the Committee and shall not in any event be effective unless and until received by the Committee. If no designated or deemed or contingent beneficiary survives the Participant, or if a Participant fails to designate a beneficiary, the amount payable upon his death shall be paid to his estate.

2.4	Notwithstanding the foregoing provisions of this Section II, and in addition to any benefit to which a Participant is entitled pursuant to Sections 2.1 and 2.2, a Participant in this Plan (i) who is also a participant in Niagara Mohawk Long-Term Disability Plan (“LTD Plan”), (ii) who is entitled to receive a benefit under the LTD Plan by reason of “Total Disability” (as such term is defined in the LTD Plan), and (iii) whose monthly LTD Plan benefit, determined as a percentage of monthly “Earnings” (as such term is defined in the LTD Plan), is in excess of the maximum monthly amount permitted under the LTD Plan, shall be entitled to receive under this Plan a monthly disability benefit equal to the amount by which his monthly LTD Plan benefit, determined without regard to the LTD Plan maximum, exceeds the maximum monthly amount permitted under the LTD Plan (“LTD Plan Excess”); provided that no such disability benefit shall be paid to a Participant under this Plan unless the monthly amount of LTD Excess Plan is at least $500. A Participant’s monthly disability benefit under this Plan shall continue to be paid only as long as the Participant continues to be eligible for a monthly disability benefit under the LTD Plan.

SECTION III

Miscellaneous

3.1	Plan benefits are paid for the Participant’s past services with the Company (that is, not for consulting or other services that may be rendered after retirement). To minimize the possibility of future termination of the Plan for financial reasons, the Company may utilize certain financing vehicles, including the purchase of policies of insurance on the lives of Participants under which the Company or a trustee is named beneficiary; any such insurance policies or other financing vehicles will be subject to the claims of the general creditors of the Company. The Board of Directors of Niagara Mohawk Holdings, Inc. may, in its sole discretion, terminate, suspend or amend the Plan at any time, in whole or in part; provided, however, that no such termination, suspension or amendment shall adversely affect a Participant’s rights or benefits accrued under this Plan.

3.2	Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

3.3   This Plan is unfunded and not tax-qualified, and the Company will make Plan benefit payments solely on a current disbursement basis.

3.4	To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind. Notwithstanding the foregoing, benefits earned and payments made pursuant to the Plan shall be subject to withholding for income, FICA and other employee payroll taxes, withholding taxes, or other taxes that the Company may be required by law to withhold.

3.5	The Committee may adopt rules and regulations to assist in the administration of the Plan. The Committee also shall have discretionary authority to construe, interpret and apply all of the terms of this Plan (including, but not limited to, construing any uncertain or disputed term or provision, determining questions of fact and/or law, and reviewing any prior benefit claim determination under the Plan), and to determine the amount (if any) of each Participant’s benefit under this Plan. The Board of Directors has also delegated to the Committee the discretionary authority to modify provisions of the Plan in individual cases. Any exercise of the Committee’s authority under this Plan shall be final and binding.

3.6    Each Participant will be entitled to a copy of this Plan.

3.7	The Plan is established under, and shall be governed and construed according to, the laws of the State of New York, to the extent such laws are not preempted by federal law.

The Company has caused this Plan document, which reflects the Plan as amended and restated effective as of January 1, 2000, to be executed by a duly authorized officer on this 23rd day of June, 2000.

NIAGARA MOHAWK HOLDINGS, INC.

                                                                                                            By: